UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 23, 2004

MFA MORTGAGE INVESTMENTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-13991	13-3974868

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 21st Floor, New York, New York 10022

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 207-6400

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
ITEM 7. EXHIBITS
SIGNATURES
UNDERWRITING AGREEMENT

ITEM 5. OTHER EVENTS

     On April 22, 2004, MFA Mortgage Investments, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Bear, Stearns & Co. Inc. and Friedman, Billings, Ramsey & Co., Inc. as representatives of the several underwriters (collectively, the “Underwriters”) relating to the sale of 2,000,000 shares of the Company’s 8.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (liquidation preference $25.00 per share) (the “Series A Preferred Stock”), and the granting to the Underwriters of an option to purchase up to an additional 300,000 shares of Series A Preferred Stock to cover over-allotments that may occur during the offering process (the “Offering”). The Offering is expected to close on April 27, 2004. A copy of the Underwriting Agreement is attached as an exhibit hereto.

     The net proceeds to the Company from the Offering are expected to be approximately $48,285,000 (or approximately $55,548,750 if the Underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and the estimated Offering expenses of the Company.

ITEM 7. EXHIBITS

     The following exhibit is filed as part of this current report in accordance with the provisions of Item 601 of Regulation S-K:

     1.1 Underwriting Agreement, dated April 22, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA MORTGAGE INVESTMENTS, INC.

By:
/s/Timothy W. Korth Timothy W. Korth
General Counsel, Senior Vice President-
Business Development and Secretary

Date: April 23, 2004